EXHIBIT 11.1

                    EARTH AND OCEAN SPORTS, INC.
                   STATEMENT RE: EARNINGS PER SHARE


                                          YEAR ENDED    YEAR ENDED    YEAR ENDED      THREE MONTHS ENDED
                                         OCTOBER 31,   OCTOBER 31,    OCTOBER 31,         JANUARY 31,
                                         -----------   -----------    -----------         -----------
                                             1994          1995          1996          1996         1997
                                             ----          ----          ----          ----         ----
Net income (loss)                         $   36,700    $   58,400    $ (290,674)   $ (337,500)  $ (321,026)
                                          ==========    ==========    ==========    ==========   ==========
Weighted average common shares
  outstanding                              1,263,431     1,263,431     1,493,207     1,263,431    1,493,207
Common stock equivalents issued within
  twelve months of initial public offering   776,289       776,289       546,513       776,289      546,513
Weighted average number of common and
  common equivalent shares outstanding     2,039,720     2,039,720     2,039,720     2,039,720    2,039,720
                                           =========     =========     =========     =========    =========
Net income (loss) per share               $     0.02    $     0.03    $    (0.14)   $    (0.17)  $    (0.16)
                                          ==========    ==========    ==========    ==========   ==========

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Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83,
stock, stock options and stock warrants issued at prices below the initial public offering price during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common stock equivalents was computed in accordance with the treasury-stock method.